Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-257484), Form S-3 (No. 333-265872), Form S-1 (No. 333-267588), Form S-3 (No. 333-276412) and Form S-1 (No. 333-276771) of our report dated February 21, 2024, relating to the financial statements of Bone Biologics Corporation as of and for the years ended December 31, 2023 and 2022 (which report includes an explanatory paragraph relating to substantial doubt about Bone Biologics Corporation’s ability to continue as a going concern) which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/Weinberg and Company, P.A.
Los Angeles, California
February 21, 2024